Exhibit 99

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Frank A. Pici, Executive Vice President and Chief Financial Officer
Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION

ANNOUNCES FIRST QUARTER 2006 RESULTS

RADNOR, PA (Businesswire) May 4, 2006 – Penn Virginia Corporation (NYSE:PVA) today reported first quarter 2006 net income of $24.1 million, or $1.28 per diluted share, compared to $7.0 million, or $0.38 per diluted share, for the first quarter of 2005. For the first quarter of 2006, operating income was $48.7 million, compared to first quarter 2005 operating income of $27.7 million. Net cash provided by operating activities was $65.7 million for the first quarter of 2006, more than two times the $30.9 million reported for the first quarter of 2005. Operating cash flow, a non-GAAP measure, was $64.8 million for the first quarter of 2006, or 50 percent above $43.1 million reported for the first quarter of 2005. The increases in net income, operating income and cash flow were primarily due to increased natural gas revenues as a result of higher commodity prices and record oil and gas production volumes, along with increased contributions from the Company’s ownership in Penn Virginia Resource Partners, L.P. (NYSE:PVR), which is reported under the coal and natural gas midstream segments below. Net income also increased due to a decrease in non-cash derivative losses. The increase in net income was offset in part by increased interest expense. A reconciliation of non-GAAP financials measures appears in the financial tables later in this release.

Management Comment

A. James Dearlove, President and Chief Executive Officer, said, “Record natural gas production for the first quarter of 2006 was approximately 14 percent over the corresponding quarter in 2005 and up slightly over the fourth quarter of 2005. Natural gas prices through the first quarter of 2006 were 38 percent higher than the same period in 2005, but lower than the fourth quarter of 2005.

“We continue to be pleased with the results of our east Texas Cotton Valley program and we are pursuing additional acreage in this play type. Our Appalachian coalbed methane (CBM) and Mississippi drilling programs are on track. In south Louisiana and south Texas, various high potential wells are being drilled and evaluated. We have added to our acreage in the Williston basin with the purchase of an additional 23,000 acre position, which we will explore with a partner.

“We continue to seek non-conventional, resource plays such as CBM and shale to expand our prospect inventory and take advantage of our in-house expertise.

“PVR reported a record quarter due to higher coal production, higher coal prices and the inclusion of our natural gas midstream segment. The 2006 prospects for coal are bright and processing margins in our midstream business are also very strong. We are very pleased with the performance of our 2005 coal and natural gas acquisitions and anticipate additional asset purchases in 2006.”

Oil and Gas Segment Review

See the Company’s April 27, 2006, news release for a more detailed discussion of first quarter 2006 drilling and production operations for the oil and gas segment. Drilling results have been determined for two wells which were being drilled at the time of that news release. The Cotton Land Corp. #1 well, on the Bayou Postillion prospect in Iberia Parish, Louisiana, is an apparent discovery and is currently being completed by the operator, Brigham Exploration (NASDAQ: BEXP), with production expected to commence in the third quarter of 2006. Penn Virginia generated the Bayou Postillion prospect and has a 43.35 percent working interest before casing point and the 41.18 percent working interest after casing point. The Company also determined that the Borah et al #1 well testing the Company’s Fishers Ridge prospect St. Martin Parish, Louisiana is a dry hole, resulting in a first quarter 2006 write-off to exploration expense of approximately $2.4 million.

The Board of Directors has authorized an increase in the Company’s 2006 oil and gas capital expenditures budget to $235 million, a 13 percent increase from the original $208 million budget. The increase is primarily to support drilling additional wells, to drill deeper objectives in the Company’s Cotton Valley play in east Texas, and to expand its leasehold position in the Cotton Valley play and in the Williston basin, offset in part by deferred exploratory drilling and pipeline facilities spending in south Louisiana and Appalachia.

Oil and gas operating income for the first quarter of 2006 was $33.7 million, compared to $15.7 million reported for the same quarter of 2005. Total oil and gas revenues increased by 58 percent to $65.7 million from $41.7 million in the first quarter of 2005. Higher prices for natural gas accounted for approximately 76 percent of the revenues increase. The average realized sales price for natural gas in the first quarter of 2006, which represented approximately 93 percent of the Company’s production for the quarter, was $8.92 per thousand cubic feet (Mcf), an increase of 38 percent from $6.47 per Mcf realized in the first quarter of 2005. A 14 percent increase in natural gas production, from 5.9 billion cubic feet (Bcf) in the first quarter of 2005 to 6.7 Bcf in the first quarter of 2006, accounted for the remaining 24 percent of the revenue increase.

Total oil and gas segment expenses increased 23 percent to $32.1 million in the first quarter of 2006 compared to $26.1 million in the first quarter of 2005, primarily due to the following:

•	Operating expenses increased to $5.0 million in the first quarter of 2006 from $3.1 million in the first quarter of 2005. The increase was primarily due to additional leased compression at fields with increased production, downhole maintenance charges associated with horizontal CBM wells in Appalachia and Selma Chalk wells in Mississippi, increased surface repair costs and increased gathering fees related to horizontal CBM and Cotton Valley wells.

•	Taxes other than income increased to $4.0 million in the first quarter of 2006 from $2.8 million in the first quarter of 2005, primarily due to higher severance taxes as a result of increased production and higher gas prices.

•	General and administrative expenses increased to $2.5 million in the first quarter of 2006 from $1.8 million in the first quarter of 2005, primarily due to increased payroll costs.

•	DD&A expense increased to $12.7 million in the first quarter of 2006 from $10.7 million in the first quarter of 2005. The increase was the result of the 14 percent quarter-to-quarter production increase and higher average depletion rates. The DD&A rate increased to $1.73 per Mcfe produced in the first quarter of 2006 from $1.66 per Mcfe produced in the first quarter of 2005, primarily due to a greater percentage of production coming from relatively higher cost horizontal CBM and Cotton Valley wells and general price inflation for equipment, services and tubulars used for drilling and development.

Coal Segment Review (Penn Virginia Resource Partners, L.P. – NYSE: PVR)

First quarter 2006 operating income in the coal segment was a record $17.1 million, or 39 percent higher than the $12.3 million reported in the first quarter of 2005. Revenues increased to $25.3 million in the first quarter of 2006, a 28 percent increase over the $19.8 million reported in the first quarter of 2005. The increase was mainly a result of increased coal royalty revenues, which increased to $22.4 million in the first quarter of 2006, a 24 percent increase over $18.1 million in the first quarter of 2005. Higher coal prices were the primary reason for increased average royalty per ton, up eight percent to $2.90 in the first quarter of 2006 from $2.69 in the first quarter of 2005. Coal production from PVR properties increased to 7.7 million tons in the first quarter of 2006 from 6.7 million tons in the first quarter of 2005. The increase was primarily due to production from properties acquired in 2005 in the western Kentucky portion of the Illinois Basin as well as increased production on PVR’s property in New Mexico. Other revenues increased to $2.9 million in the first quarter of 2006 from $1.8 million in the first quarter of 2005, primarily due to fees earned for the management of certain coal properties and additional coal transportation-related fees and oil and gas royalty revenues resulting from 2005 acquisitions.

Expenses increased to $8.3 million in the first quarter of 2006 from $7.5 million in the first quarter of 2005, due primarily to increased depreciation, depletion and amortization (DD&A) resulting from higher coal production.

Natural Gas Midstream Segment Review (Penn Virginia Resource Partners, L.P. – NYSE: PVR)

First quarter 2006 operating income in the natural gas midstream segment acquired in March 2005 from Cantera Gas Resources, LLC (the “Cantera Acquisition”) was $5.8 million before a $4.6 million non-cash charge to cost of gas purchased to reserve for amounts related to balances assumed as part of the Cantera Acquisition for which collection is still being pursued by PVR. Operating income after the non-cash charge was $1.2 million. Inlet volumes at the midstream segment’s gas processing plants and gathering systems were approximately 12.1 billion cubic feet (Bcf) or approximately 134 million cubic feet per day for the first quarter of 2006.

Gross processing margin for the first quarter of 2006, consisting of midstream revenues minus the cost of gas purchased, was $15.1 million or $1.25 per thousand cubic feet (Mcf) of inlet gas before the non-cash charge to cost of gas purchased ($10.5 million or $0.87 per Mcf after the non-cash charge). Expenses other than cost of gas purchased were $10.0 million for the first quarter of 2006.

Capital Resources and Impact of Derivatives

As of March 31, 2006, Penn Virginia had borrowed $67 million under its revolving credit facility. PVR’s outstanding borrowings as of March 31, 2006, were $251.7 million, including $9.8 million of senior unsecured notes classified as current portion of long-term debt. Primarily due to increased PVR borrowings and loan placement fees, interest expense increased from $3.4 million in the first quarter of 2005 to $4.8 million in the first quarter of 2006.

Net income for the first quarter of 2006 included a $0.2 million net derivative loss, which is the net of a $5.9 million gain on oil and gas segment derivatives and a $6.1 million loss on natural gas midstream segment derivatives. The derivative losses primarily resulted from mark-to-market adjustments on certain derivatives that no longer qualify for hedge accounting.

Guidance for 2006

See the Guidance Table included in this release for guidance estimates for 2006. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVA’s operating environment changes.

Conference Call

A conference call and webcast, at which management will discuss first quarter 2006 results and the outlook for the remainder of 2006, is scheduled for Friday, May 5, 2006, at 11:00 a.m. EDT. Prepared remarks by A. James Dearlove, President and Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call, or via Internet webcast by logging on to the Company’s website at www.pennvirginia.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephone replay of the call will be available until May 8, 2006, at 11:59 p.m. EDT by dialing 1-877-660-6853 and using replay passcodes: account number 286 and conference number 200320. An on-demand replay of the call will also be available at the Company’s website beginning shortly after the call.

******

Penn Virginia Corporation (NYSE: PVA) is an energy company engaged in the exploration, acquisition, development and production of crude oil and natural gas. PVA is also the general partner and the largest unit holder in Penn Virginia Resource Partners, L.P. (NYSE: PVR), which manages coal properties and related assets and operates a midstream natural gas gathering and processing business. PVA is headquartered in Radnor, PA. For more information about PVA, visit the Company’s website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: development activities; capital expenditures; acquisitions and dispositions; drilling and exploration programs; expected commencement dates of oil and natural gas production; projected quantities of future oil and natural gas production; expected commencement dates and projected quantities of future coal production and cash flows generated by lessees producing coal from reserves leased from PVR; projected cash flows generated from PVR’s natural gas midstream business; costs and expenditures; market factors, including energy prices generally and, specifically, the relative prices of crude oil, natural gas, coal and NGLs; projected demand for oil, natural gas, coal and NGLs, projected supplies of oil, natural gas, coal and NGLs; lessee and customer delays or defaults in making payments; and coal handling joint venture operations, all of which will affect revenue levels, prices, royalties, minimum rental payments and distributions realized by the Company and PVR. Additional information concerning these and other factors can be found in the Company’s and PVR’s press releases and public periodic filings with the Securities and Exchange Commission, including each of the Company’s and PVR’s Annual Reports on Form 10-K for the year ended December 31, 2005, filed on March 16, 2006 and subsequently filed interim reports. Many of the factors that will determine the Company’s and PVR’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company and PVR undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

PENN VIRGINIA CORPORATION

OPERATIONS SUMMARY

	Three Months Ended March 31,
	2006	2005
Production
Natural gas (MMcf)	6,751	5,915
Oil and condensate (Mbbl)	91	85
Total oil, condensate and natural gas production (MMcfe)	7,297	6,425
Coal royalty tons (thousands)	7,720	6,715
Inlet volumes (MMcf)	12,053	3,907

Prices and margin
Natural gas ($/Mcf)	$8.92	$6.47
Oil and condensate ($/Bbl)	$52.65	$40.15
Coal royalties ($/ton)	$2.90	$2.69
Midstream processing margin ($/Mcf)	$0.87	$1.14

CONSOLIDATED STATEMENTS OF EARNINGS - unaudited
(in thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
Revenues
Natural gas	$60,210	$38,260
Oil and condensate	4,791	3,413
Natural gas midstream	109,181	26,278
Coal royalties	22,422	18,053
Other	4,303	2,206

Total revenues	200,907	88,210

Expenses
Cost of gas purchased	98,651	21,837
Operating	8,478	5,099
Exploration	7,891	7,659
Taxes other than income	4,965	3,347
General and administrative	10,675	6,720
Depreciation, depletion and amortization	21,581	15,844

Total expenses	152,241	60,506

Operating income	48,666	27,704

Other income (expense)
Interest expense	(4,788)	(3,378)
Interest and other income	396	319
Derivative losses	(158)	(14,317)

Income from operations before minority interest and income taxes	44,116	10,328

Minority interest	4,889	(1,656)
Income tax expense	15,119	4,944

Net income	$24,108	$7,040

Per share data

Net income per share, basic	$1.29	$0.38

Net income per share, diluted	$1.28	$0.38

Weighted average shares outstanding, basic	18,652	18,490
Weighted average shares outstanding, diluted	18,873	18,694

PENN VIRGINIA CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2006	December 31, 2005
	(unaudited)
Assets
Current assets	$143,270	$178,185
Net property and equipment	1,009,351	983,219
Equity investments	27,002	26,672
Goodwill	7,717	7,718
Intangibles, net	36,785	38,051
Other assets	16,192	17,701

Total assets	$1,240,317	$1,251,546

Liabilities and Shareholders’ Equity
Current liabilities	$125,881	$154,528
Long-term debt	67,000	79,000
Long-term debt of Penn Virginia Resource Partners, L.P.	241,888	246,846
Other liabilities and deferred taxes	158,496	147,340
Minority interest in Penn Virginia Resource Partners, L.P.	309,753	313,524
Shareholders’ equity	337,299	310,308

Total liabilities and shareholders’ equity	$1,240,317	$1,251,546

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited
(in thousands)

	Three Months Ended March 31,
	2006	2005
Operating Activities
Net income	$24,108	$7,040
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	21,581	15,844
Derivative losses	158	14,317
Minority interest	4,889	(1,656)
Deferred income taxes	8,882	3,543
Dry hole and unproved leasehold expense	4,375	2,439
Other	848	1,600

Operating cash flow (see attached table “Reconciliation of Certain Non-GAAP Financial Measures”)	64,841	43,127
Changes in operating assets and liabilities	854	(12,276)

Net cash provided by operating activities	65,695	30,851

Investing Activities
Proceeds from sale of properties	1,228	9,766
Additions to property and equipment	(46,781)	(37,586)
Acquisitions, net of cash acquired	(6,245)	(204,984)

Net cash used in investing activities	(51,798)	(232,804)

Financing Activities
Dividends paid	(2,094)	(2,081)
Distributions paid to minority interest holders	(9,144)	(5,788)
Proceeds from issuance of PVR partners’ capital	—	125,185
Net proceeds from (repayments of) PVA borrowings	(12,000)	2,000
Net proceeds from (repayments of) PVR borrowings	(3,300)	80,300
Payments for debt issuance costs	—	(2,039)
Issuance of stock	720	497

Net cash provided by (used in) financing activities	(25,818)	198,074

Net increase (decrease) in cash and cash equivalents	(11,921)	(3,879)
Cash and cash equivalents-beginning balance	25,913	25,471

Cash and cash equivalents-ending balance	$13,992	$21,592

PENN VIRGINIA CORPORATION

QUARTER SEGMENT INFORMATION - unaudited

(Dollars in thousands except where noted)

	Oil and Gas		Coal	Natural Gas Midstream		All Other	Consolidated
	Amount	(per Mcfe) *		Amount	(per Mcf)
Three months ended March 31, 2006

Production
Oil, condensate and gas (MMcfe)	7,297
Natural gas (MMcf)	6,751
Crude oil and condensate (Mbbl)	91
Coal royalty tons (thousands of tons)			7,720
Inlet volumes (MMcf)				12,053

Revenues
Natural gas	$60,210	$8.92	$—	$—		$—	$60,210
Oil and condensate	4,791	52.65	—	—		—	4,791
Natural gas midstream	—		—	109,181		—	109,181
Coal royalties	—		22,422	—		—	22,422
Other	740		2,906	655		2	4,303

Total revenues	65,741	9.01	25,328	109,836	$9.11	2	200,907

Expenses
Cost of gas purchased	—	—	—	98,651	8.18	—	98,651
Operating	5,000	0.69	969	2,509	0.21	—	8,478
Exploration	7,891	1.08	—	—	—	—	7,891
Taxes other than income	4,030	0.55	310	388	0.03	237	4,965
General and administrative	2,484	0.34	2,230	3,040	0.25	2,921	10,675
Depreciation, depletion and amortization	12,653	1.73	4,752	4,069	0.34	107	21,581

Total expenses	32,058	4.39	8,261	108,657	9.01	3,265	152,241

Operating income (loss)	$33,683	$4.62	$17,067	$1,179	$0.10	$(3,263)	$48,666

Additions to property and equipment and acquisitions, net of cash acquired	$44,152		$6,004	$2,561		$309	$53,026

	Oil and Gas		Coal	Natural Gas Midstream (1)		All Other	Consolidated
	Amount	(per Mcfe) *		Amount	(per Mcf)
Three months ended March 31, 2005

Production
Oil, condensate and gas (MMcfe)	6,425
Natural gas (MMcf)	5,915
Crude oil and condensate (Mbbl)	85
Coal royalty tons (thousands of tons)			6,715
Inlet volumes (MMcf)				3,907

Revenues
Natural gas	$38,260	$6.47	$—	$—		$—	$38,260
Oil and condensate	3,413	40.15	—	—		—	3,413
Natural gas midstream	—		—	26,278		—	26,278
Coal royalties	—		18,053	—		—	18,053
Other	73		1,759	100		274	2,206

Total revenues	41,746	6.50	19,812	26,378	$6.75	274	88,210

Expenses
Cost of gas purchased	—	—	—	21,837	5.59	—	21,837
Operating	3,122	0.49	1,032	795	0.20	150	5,099
Exploration	7,659	1.19	—	—	—	—	7,659
Taxes other than income	2,814	0.44	278	104	0.03	151	3,347
General and administrative	1,833	0.29	2,353	412	0.11	2,122	6,720
Depreciation, depletion and amortization	10,668	1.66	3,855	1,224	0.31	97	15,844

Total expenses	26,096	4.07	7,518	24,372	6.24	2,520	60,506

Operating income (loss)	$15,650	$2.43	$12,294	$2,006	$0.51	$(2,246)	$27,704

Additions to property and equipment and acquisitions, net of cash acquired	$37,289		$9,371	$195,902		$8	$242,570

*	Natural gas revenues are shown per Mcf, oil and gas condensate revenues are shown per Bbl, and all other amounts are shown per Mcfe.
(1)	Natural Gas Midstream segment acquired in March 2005.

PENN VIRGINIA CORPORATION

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended March 31,
	2006	2005
Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “Operating cash flow”
Net cash provided by operating activities	$65,695	$30,851
Adjustments:
Changes in operating assets and liabilities	(854)	12,276

Operating cash flow (see Note 1 below)	$64,841	$43,127

Reconciliation of GAAP “Additions to property and equipment” to Non-GAAP “Capital expenditures”
Additions to property and equipment	$46,781	$37,586
Acquisitions, net of cash acquired	6,245	204,984
Seismic expenditures	2,411	4,902
Delay rentals and other expenditures	1,107	315
Change in accrued capital expenditures	(2,351)	—
Change in noncash well accruals	1,153	2,711
Less: Capitalized interest	(390)	(620)

Capital expenditures (see Note 2 below)	$54,956	$249,878

Note 1 - Operating cash flow represents net cash provided by operating activities before changes in assets and liabilities. Operating cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Management believes that operating cash flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities, service debt and pay dividends. This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity, or as an alternative to net income.

Note 2 - Capital expenditures represents cash additions to property and equipment, plus cash paid for acquisitions, plus seismic expenditures, delay rentals and other expenditures, change in accrued capital expenditures and non-cash well accruals, minus capitalized interest. Management believes capital expenditures provide useful information regarding the Company’s capital program as a supplement to cash additions to property and equipment.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE

(Dollars in millions except where noted)

Penn Virginia Corporation is providing the following guidance regarding financial and operational expectations for 2006.

	Actual First Quarter 2006	2006 Guidance
Oil & Gas Segment:
Production:
Natural gas (Bcf) - See Note a	6.7	27.0	—	28.8
Crude oil and condensate (Mbbl) - See Note b	91	252	—	275
Equivalent production (Bcfe)	7.3	28.5	—	30.5
Equivalent daily production (MMcfe)	81.1	78.1	—	83.6

Expenses:
Direct expenses	$11.5	46.0	—	50.0
Exploration	$7.9	30.0	—	34.0
Depreciation, depletion and amortization ($ per Mcfe)	$1.73	1.70	—	1.80

Capital Expenditures:
Development drilling	$28.2	150.0	—	160.0
Exploratory drilling	$9.9	25.0	—	28.0
Pipeline, gathering, facilities	$2.8	20.0	—	22.0
Seismic	$2.4	6.0	—	7.0
Lease acquisition, field projects and other	$3.9	23.0	—	27.0
Total Oil & Gas Capital Expenditures	$47.2	224.0	—	244.0

Coal Segment (PVR):
Coal royalty tons (millions)	7.7	31.5	—	34.5

Revenues:
Average royalty per ton	$2.90	2.75	—	2.85
Other	$2.9	12.0	—	14.0

Expenses:
Direct expenses	$3.5	15.5	—	17.0
Depreciation, depletion and amortization	$4.7	21.0	—	23.0

Capital Expenditures:
Coal segment acquisitions	$2.7		N/A
Coal segment maintenance capital expenditures	$0.1	0.3	—	0.4
Coal segment other expenditures	$2.1	16.0	—	18.0
Total Coal Capital Expenditures	$4.9

Natural Gas Midstream Segment (PVR):
Inlet volumes (MMcf per day) - see Note c	134	130	—	140

Expenses:
Direct expenses	$5.9	19.0	—	22.0
Depreciation, depletion and amortization	$4.1	15.5	—	17.5

Capital Expenditures:
Midstream segment acquisitions, net of cash acquired	$—		N/A
Midstream segment maintenance capital expenditures	$0.6	2.5	—	3.5
Midstream segment other expenditures	$2.0	9.0	—	11.0
Total Midstream Capital Expenditures	$2.6

Corporate and Other:
General and administrative expense	$2.9	10.5	—	12.5

Interest expense:
PVA average long-term debt outstanding	$73.5	85.0	—	95.0
PVA interest rate	5.3%	5.8%	—	6.3%
Percentage capitalized - see Note d	37%	60%	—	70%
PVR average long-term debt outstanding	$254.2	250.0	—	260.0
PVR interest rate assumed	5.9%	5.6%	—	6.0%
Minority interest in PVR - see Note e	$4.9		see Note e
Income tax rate - see Note f	39%		40%
Other capital expenditures	$0.3	3.0	—	4.0

These estimates are meant to provide guidance only and are subject to change as the operating environment of the Company changes.

See Notes on following page.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE

(Dollars in millions except where noted)

Notes to Guidance Table:

a -	The oil and gas segment’s natural gas derivative positions as of March 31, 2006, are summarized below:

		Weighted Average Price per Mmbtu
	Average Mmbtu Per Day	Collars
		Floor	Ceiling
Second Quarter 2006	28,330	$6.94	$11.81
Third Quarter 2006	22,000	$7.82	$12.25
Fourth Quarter 2006	20,011	$8.23	$15.32
First Quarter 2007	15,000	$9.00	$19.20
Second Quarter 2007	10,000	$7.00	$12.65
Third Quarter 2007	10,000	$7.00	$12.65
Fourth Quarter 2007 (October only)	10,000	$7.00	$12.65

The costless collar natural gas prices per Mmbtu per quarter include the effects of basis differentials, if any.

b -	The oil and gas segment’s oil derivative positions as of March 31, 2006, are summarized below:

		Weighted Average Price per Bbl
	Average Bbls Per Day	Collars
		Floor	Ceiling
Second Quarter 2006 through Fourth Quarter 2007	200	$60.00	$72.20

c -	The natural gas midstream segment’s ethane and propane (revenues), crude oil (revenues) and natural gas (cost of gas purchased) derivative positions as of March 31, 2006, are summarized below:

	Average Volume Per Day		Weighted Average Price
Ethane Swaps	(gallons	)	(per gallon	)
Second Quarter 2006 - Fourth Quarter 2006	68,800		$0.4770
First Quarter 2007 - Fourth Quarter 2007	34,440		$0.5050
First Quarter 2008 - Fourth Quarter 2008	34,440		$0.4700

Propane Swaps	(gallons	)	(per gallon	)
Second Quarter 2006 - Fourth Quarter 2006	52,080		$0.7060
First Quarter 2007 - Fourth Quarter 2007	26,040		$0.7550
First Quarter 2008 - Fourth Quarter 2008	26,040		$0.7175

Crude Oil Swaps	(Bbls	)	(per Bbl	)
Second Quarter 2006 - Fourth Quarter 2006	1,100		$44.45
First Quarter 2007 - Fourth Quarter 2007	560		$50.80
First Quarter 2008 - Fourth Quarter 2008	560		$49.27

Natural Gas Swaps	(Mmbtu	)	(per Mmbtu	)
Second Quarter 2006 - Fourth Quarter 2006	7,500		$7.05
First Quarter 2007 - Fourth Quarter 2008	4,000		$6.97

Basis Swap	(Mmbtu	)
Second Quarter 2006 - Third Quarter 2006 (July only)	7,500		Efficient curve

d -	The Company capitalizes a portion of interest expense incurred to recognize the carrying cost of certain unproved properties as required by accounting principles generally accepted in the United States.

e -	Penn Virginia owns 39 percent of Penn Virginia Resource Partners, L.P. (PVR). Minority interest reflects the remaining 61 percent owned by parties other than Penn Virginia, less the general partner’s incentive distribution rights.

f -	Deferred federal and state income taxes are expected to comprise approximately 60% to 70% of the Company’s income tax expense for the full year.